Exhibit 10.1
FLOTEK INDUSTRIES, INC.
2018 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD GRANT NOTICE
Pursuant to the terms and conditions of the Flotek Industries, Inc. 2018 Long-Term Incentive Plan, as amended from time to time (the “Plan”), Flotek Industries, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“Participant”) the number of shares of Restricted Stock Units (the “RSUs”) set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), the Confidentiality, Non-Competition and Non-Solicitation Covenants attached hereto as Exhibit B, (the “Covenants”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Award:	RSUs under Section 11 of the Plan.
Participant:
Date of Grant:
Total Number of RSUs:
Vesting Commencement Date:
Vesting Schedule:
Subject to Section 6 of the Agreement, the Plan and the other terms and conditions set forth herein, the RSUs shall become vested according to the following schedule, so long as Participant remains continuously employed by the Company or any Affiliate from the Date of Grant through each such Vesting Date:

	Vesting Date	Number of RSUs That Become Vested
	First Anniversary of the Vesting Commencement Date	%
	Second Anniversary of the Vesting Commencement Date	%
	Third Anniversary of the Vesting Commencement Date	%
By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, the Covenants and this Restricted Stock Unit Award Grant Notice (this “Grant Notice”). Participant acknowledges that Participant has reviewed the Agreement, the Covenants, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Covenants, the Plan and this Grant Notice. Participant hereby agrees to accept as

1

binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Covenants, the Plan or this Grant Notice.
Participant also understands and acknowledges that Participant should consult with Participant’s tax advisor regarding this Award. By signing below, Participant acknowledges that Participant has been advised to consult with a tax advisor regarding the tax consequences of this Award.
This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. In addition, Participant is consenting to receive documents with respect to the Plan and the RSUs granted hereunder by means of electronic delivery, provided that such delivery complies with the rules, regulations, and guidance issued by the Securities and Exchange Commission and any other applicable government agency. This consent shall be effective for the entire time that Participant is a Participant in the Plan.
IN ORDER TO RECEIVE THE BENEFITS OF THIS GRANT NOTICE AND THE AGREEMENT, PARTICIPANT MUST EXECUTE THIS GRANT NOTICE (THE “ACCEPTANCE REQUIREMENTS”).  IF PARTICIPANT FAILS TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN THIRTY (30) DAYS FOLLOWING THE DATE OF GRANT, THEN:

(1)THIS AGREEMENT WILL BE OF NO FORCE OR EFFECT AND THE RESTRICTED STOCK UNITS GRANTED HEREIN WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION; AND

(2)NEITHER PARTICIPANT NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS GRANT NOTICE OR THE AGREEMENT.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and Participant has executed this Grant Notice, effective for all purposes as provided above.
    FLOTEK INDUSTRIES, INC.

    By:
    Name:
    Title:

    PARTICIPANT

    Name:

Signature Page to
Restricted Stock Unit Award Grant Notice

EXHIBIT A
RESTRICTED STOCK UNIT AWARD AGREEMENT
This Restricted Stock Unit Award Agreement (together with the Grant Notice to which this Agreement is attached and Exhibit B attached hereto, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”) to which this Agreement is attached by and between Flotek Industries, Inc., a Delaware corporation (the “Company”), [ ] and (“Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award. The Company hereby grants to Participant the number of Restricted Stock Units set forth in the Grant Notice (the “RSUs”) on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
2.Issuance Mechanics. No Shares will be issued with respect to the Restricted Stock Units until such RSUs are vested as provided herein and settled by Company.
3.Forfeiture Restrictions and Settlement.
(a)Until the RSUs vest on the applicable Vesting Date in the Grant Notice, the RSUs may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of except as provided in this Agreement or the Plan, and in the event of the termination of Participant’s employment with the Company, Participant shall immediately and without any further action by the Company, any Affiliate or any other person, forfeit and surrender to the Company for no consideration all of the RSUs with respect to which the Forfeiture Restrictions have not lapsed in accordance with Section 3(b) as of the date of such termination of Participant’s employment. The prohibition against transfer and the obligation to forfeit and surrender the RSUs to the Company upon termination of Participant’s employment as provided in the preceding sentence are referred to herein as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the RSUs.
(b)Except as otherwise set forth in Section 6, the RSUs shall be released from the Forfeiture Restrictions in accordance with the vesting schedule set forth in the Grant Notice. Following the release of any RSUs from the Forfeiture Restrictions, the Company shall settle the Award of RSUs upon the Vesting Date and cause the Shares to be issued to the Participant but in no event will the RSUs be settled later than March 15 of the calendar year following the calendar year in which the Vesting Date occurs. Notwithstanding the foregoing, the Administrator, in its sole discretion, may settle such RSUs in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of such RSUs) or in a combination of cash and Shares.
4.Dividends and Other Distributions. No dividends and other distributions that are paid or distributed with respect to Shares (whether in the form of Shares or other property (including cash)) shall be payable with respect to the RSUs.
5.Rights as Stockholder. Participant shall have no rights of a stockholder of the Company with respect to such RSUs until such RSUs are settled.
Exhibit A-1

6.Restrictive Covenants.
(a)Participant acknowledges and agrees that the grant of this Award further aligns Participant’s interests with the Company’s long-term business interests, and as a condition to the Company’s willingness to enter into this Agreement, Participant agrees to abide by the terms set forth in Exhibit B, which Exhibit B is deemed to be part of this Agreement as if fully set forth herein. Participant acknowledges and agrees that the restrictive covenants contained in Exhibit B are reasonable and enforceable in all respects. By accepting this Award, Participant agrees to be bound, and promises to abide, by the terms set forth in Exhibit B and expressly acknowledges and affirms that this Award would not be granted to Participant if Participant had not agreed to be bound by such provisions.
(b)Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that Participant has failed to abide by any of the terms set forth in Exhibit B or the provisions of any other confidentiality, non-competition or non-solicitation covenant in any other agreement by and between the Company or any Affiliate and Participant, then, in addition to and without limiting the remedies set forth in Exhibit B, all RSUs that have not been vested as of the date of such determination (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
7.Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to Participant for federal, state, local and/or foreign tax purposes, Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of Shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined in accordance with Section 20(b) of the Plan. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to Participant. Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that Participant has been advised, and hereby is advised, to consult a tax advisor. Participant represents that Participant is in no manner relying on the Board, the Committee, the Company or any Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
8.RSUs Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner unless and until the Forfeiture Restrictions have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
Exhibit A-2

9.No Right to Continued Employment, Service or Awards.
(a)For purposes of this Agreement, Participant shall be considered to be employed by the Company or an Affiliate as long as Participant remains an employee of any of the Company, an Affiliate or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award. Without limiting the scope of the preceding sentence, it is expressly provided that Participant shall be considered to have terminated employment with the Company (i) when Participant ceases to be an employee of any of the Company, an Affiliate, or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award or (ii) at the time of the termination of the “Affiliate” status under the Plan of the corporation or other entity that employs Participant. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time.
(b)The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.
10.Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, unless otherwise designated by the Company in a written notice to Participant (or other holder):
Flotek Industries, Inc.
Attn: VP People Operations
5775 N. Sam Houston Pkwy. W., Suite 400
Houston, Texas 77086
If to Participant, at Participant’s last known address on file with the Company.
Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to Participant when it is mailed by the Company or, if such notice is not mailed to Participant, upon receipt by Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.
11.Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the
Exhibit A-3

Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Shares hereunder, the Company may require Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
12.Execution of Receipts and Releases. The lapse of forfeiture provisions with respect to the RSUs to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such lapse of forfeiture, the Company may require Participant or Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate.
13.Legal and Equitable Remedies. Participant acknowledges that a violation or attempted breach of any of Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company or any Affiliate shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining Participant or the affiliates, partners or agents of Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 13 shall be cumulative and in addition to any other remedies to which such party may be entitled.
14.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
15.Agreement to Furnish Information. Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
16.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby; provided¸ however, that: (i) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and Participant in effect as of
Exhibit A-4

the date a determination is to be made under this Agreement; and (ii) the terms of Exhibit B are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company or any Affiliate and Participant with respect to confidentiality, non-disclosure, non-competition or non-solicitation. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that reduces the rights of Participant shall be effective only if it is in writing and signed by both Participant and an authorized officer of the Company.
17.Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
18.Company Recoupment of Awards. A Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder form time to time by the U.S. Securities and Exchange Commission.
19.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions of Delaware law, and all actions or proceedings that arise out of or relate to the RSUs, this Agreement or the Plan shall be held, tried or litigated exclusively in the state or federal courts of Harris County, Texas.
20.Successors and Assigns. The Company may assign any of its rights under this Agreement without Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.
21.Headings; References; Interpretation. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such
Exhibit A-5

general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
[Remainder of Page Intentionally Blank]
Exhibit A-6

EXHIBIT B

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION COVENANTS

1.Confidentiality. In the course of Participant’s employment with the Company or any Affiliate and the performance of Participant’s duties on behalf of the Company or its direct and indirect subsidiaries (collectively, the Company and its direct and indirect subsidiaries are referred to as the “Company Group”) hereunder, Participant will be provided with, and will have access to, Confidential Information (as defined below).
(a)Both during the course of Participant’s employment with the Company or any Affiliate and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Participant shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Participant acknowledges and agrees that Participant would inevitably use and disclose Confidential Information in violation of this Section 1 if Participant were to violate any of the covenants set forth in Section 2. Participant shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 1 shall apply to all Confidential Information, whether now known or later to become known to Participant during the period that Participant is employed by or affiliated with the Company or any other member of the Company Group.
(b)Notwithstanding any provision of this Section 1 to the contrary, Participant may make the following disclosures and uses of Confidential Information:
(i)disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
(ii)disclosures to customers and suppliers when such disclosure is necessary in connection with Participant’s performance of Participant’s duties for any member of the Company Group and is in the best interests of the Company Group;
(iii)disclosures and uses that are approved in writing by the Board; or
(iv)disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to Participant, individually or in conjunction with others, during the period that Participant is or has been employed by the Company or any Affiliate (whether during business hours or otherwise and whether on the Company’s or any other member of the Company Group’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition
Exhibit B-1

prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or another member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Exhibit B. For purposes of this Exhibit B, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Participant or any of Participant’s agents; (ii) was available to Participant on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Participant on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.
(d)Notwithstanding the foregoing, nothing in this Exhibit B or in any other agreement between Participant and the Company or any Affiliate shall prohibit or restrict Participant from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the U.S. Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Participant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law, or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Exhibit B requires Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any Affiliate that Participant has engaged in any such conduct.
2.Non-Competition; Non-Solicitation; Non-Disparagement.
(a)Participant acknowledges that this Award provides Participant with a further incentive to build the Company’s goodwill and further aligns Participant’s interests with the Company Group’s long-term business interests. As an express inducement for the Company to grant this Award, and in order to protect the Confidential Information, and the Company Group’s goodwill and other legitimate business interests, Participant voluntarily agrees to the covenants set forth in this Section 2.
(b)Participant agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, (1) are reasonable in all respects, reasonably necessary to protect the legitimate business interests of the Company Group, do not interfere with public interests, will not cause Participant undue hardship, will not prevent Participant from earning a living without violating the terms of this Agreement, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and protect the Company Group’s legitimate business interests.
Exhibit B-2

(c)Participant agrees to the following restrictions:
(i) During the Prohibited Period, Participant shall not, without the prior written approval of the Board, directly or indirectly, for Participant or on behalf of or in conjunction with any other person or entity of any nature compete with the Company Group in the Market Area by participating in any activities: (a) at a Competing Business that are the same as or similar in function or purpose to the services Participant provided, managed, or supervised as an employee of the Company in the Look Back Period, or (b) that involve the development or promotion of a product or service that competes with a Company or Company Group product or service that Participant had involvement with or was provided Confidential Information about during the Look Back Period, or (c) that include participating in business dealings with a Covered Customer on behalf of a Competing Business, or (d) that would include providing services to or rending advice to a Competing Business in any position where Participant would reasonably be expected to use or disclose Confidential Information which Participant was given or used during his or her employment with the Company Group or (v) appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area; provided, that the purchase of a public security of a corporation engaged in such business or service shall not in itself be deemed a violation of this Section 2 so long as Participant does not own, directly or indirectly, more than two percent of the securities of such corporation.
(ii) Customer Nonsolicit.  For the Prohibited Period, Participant will not, individually or through others, solicit a Covered Customer for the purpose of causing such Covered Customer (i) to cease or reduce doing business with any member of the Company Group, or (ii) to do business with a Competing Business.
(iii)Employee Nonsolicit.  For the Prohibited Period, Participant will not, individually or through others, (i) solicit any employee or contractor of any member of the Company Group that Participant has knowledge of through his or her employment at Company to terminate any such employee’s employment or contractor’s engagement with any member of the Company or (ii) hire or assist in hiring such an employee or contractor of the Company Group on behalf of a Competing Business.
(d)The following terms shall have the following meanings:
(i)“Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group during the period of time in which Participant is employed any member of the Company Group (such period, the “Employment Period”), or which any member of the Company Group had material plans to engage in during the Employment Period, which business and operations include (A) the development, manufacture, and delivery of prescriptive chemistry-based technology and related services, including specialty and commodity chemicals to clients in the energy (e.g. oil and gas), industrial cleaning, and agricultural industries around the world, and (B) the business of developing and selling oil and gas analyzers and measurement tools and related software and providing data analytics and data services in the oil and gas industry.
(ii)“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business about which Participant has or had knowledge during the Employment Period or about which the Participant has or had Confidential Information which would assist Participant or other entity or person with a competitive advantage over the Company Group in pursuing the opportunity.
(iii) “Competing Business” means any person or entity that provides goods or services that compete with those provided by the division(s) or operational unit(s) of the
Exhibit B-3

Company Group’s Business that Participant provided services to or was provided access to Confidential Information about in the Look Back Period.
(iv) “Covered Customer” means a customer or supplier (person or entity) of any member of the Company Group that Participant had business-related contact with or access to Confidential Information about in the Look Back Period. Where enforceable under applicable law, a Covered Customer shall include not only those persons or entities with whom the Company has conducted business prior to the time of Participant’s termination but also those with whom the Company has a reasonable expectation of doing business based on pending requests for proposal, open bids, or similar communications occurring prior to Participant’s termination and which were the result of Participant’s direct or indirect efforts.
(v)“Look Back Period” refers to the last two (2) years of Participant’s employment with Company, or such lesser period as the Participant has been employed with Company if the Participant has been employed with Company for less than two years at the time of his or her termination.
(vi)“Market Area” shall mean any state, county, or parish in the United States where (i) the Company or any other member of the Company Group conducts material Business or has specific plans to conduct material Business and  (ii) where Participant has responsibility in any way for, or is involved in the conduct of, the Business during the Employment Period or has access to Confidential Information about the Business so conducted in such state, county, or parish. In the event that Participant is responsible for, involved in, or had access to Confidential Information about an aspect of the Company or Company Group’s Business in one or more entire states, provinces, or countries, or portions thereof, during the Employment Period, the “Market Area” shall include all such entire states or countries, or portions thereof, in the aggregate.
(vii)“Prohibited Period” shall mean the period during which Participant is employed by the Company or an Affiliate and continuing for a period of twelve (12) months following the date that Participant is no longer employed by the Company or any Affiliate.
(viii) To “solicit” means to knowingly engage in conduct (communication or action) that requests or can reasonably be expected to elicit a sought-after response from the person or entity being solicited, irrespective of which party first made contact.
(e)Tolling.  If Participant violates one of the post-employment restrictions set forth in Section 2 of this Agreement that contains a time limitation, the time period for the restriction at issue shall be extended by one day for each day Participant remains in violation of the restriction; provided, however, that this extension of time shall be capped so that once Participant has complied with the restriction for the originally-proscribed length of time it shall expire.
(f)Market Area Application.  The restrictions in Sections 2(c)(i) and 2 (c)(ii) are understood to have an inherent geographic limitation by their nature based on where the parties are located, or to have a reasonable and acceptable substitute for a geographic limitation.  However, if applicable law requires additional geographic limitation for one of these restrictions to be enforceable then the restriction(s) requiring this limitation shall be deemed limited to the Restricted Area.
(g)Limitations on Restrictions.  This Agreement does not prohibit general advertising for employees such as “help wanted” advertisements that are not targeted at or directed to the Company’s employees as such.  This Agreement is not intended to prohibit: (i)
Exhibit B-4

employment with a non-competitive independently operated subsidiary, division, or unit of a family of companies that include a Competing Business, so long as the employing independently operated business unit is not a Competing Business and truly independent; or, (ii) a passive and non-controlling ownership of less than 2% of the stock in a publicly traded company.
(h)Subject to Section 1(d) above, Participant agrees that during the period from and after the Date of Grant, Participant will not, and will cause his affiliates to not, make, publish, or communicate any disparaging or defamatory comments regarding any member of the Company Group or their current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equity holders).
3.Notice Regarding Prospective or Future Employers.
(a)Participant understands and agrees the Company may inform Participant’s prospective or future employers of the existence of the post- employment restrictions set forth in this Agreement, along with an opinion regarding its enforceability. While Participant may reserve the right to also communicate Participant’s disagreement with such an opinion if Participant disagrees with the Company’s opinion, Participant recognizes the Company’s legitimate business interest in expressing its opinion and consents to it doing so if it believes such is necessary. Participant agrees that Participant will not assert any claim that such conduct is legally actionable interference or otherwise impermissible regardless of whether or not this Agreement is later found to be enforceable in whole or in part.
(b)If Participant is offered a position with a Competing Business while employed with Company or within the twelve (12) month period immediately following termination of his or her employment, Participant will give Company a written notice (including adequate information about Employee’s new position with the Competing Business) to allow Company the opportunity to determine whether, in its opinion, such position would likely lead to a violation of this Agreement.
4.Return of Company Materials. Upon the termination of Participant’s employment by the Company or an Affiliate, and at any other time upon request of the Company, Participant shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Participant’s possession, custody or control and Participant shall not retain any such documents or other materials or property of the Company Group. Within five days of any such request, Participant shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
5.Specific Performance. Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 1 and Section 2, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group under the Agreement (including Section 6 of the Agreement) and at law and equity.
Exhibit B-5

6.Severability. The covenants in this Exhibit B are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Exhibit B shall thereby be reformed.
7.Third-Party Beneficiaries. Each member of the Company Group that is not a signatory hereto shall be a third-party beneficiary of Participant’s representations, covenants and obligations set forth in this Exhibit B and shall be entitled to enforce such representations, covenants and obligations as if a party hereto.
8.Survival. Participant’s obligations under this Exhibit B shall survive the date that Participant is no longer employed by the Company or an Affiliate, regardless of the reason that such relationship ends.
9.Choice of Venue and Law. Notwithstanding anything in the Plan, or the Agreement to the contrary, this Exhibit B shall be governed by the choice of venue and law as provided in this Section 9. The parties agree that all actions or proceedings that arise out of, are associated with, require the interpretation of, and/or that are in any way directly or indirectly related to the subject matter covered in this Exhibit B, shall be tried and litigated exclusively in the state and/or federal courts of Harris County, Texas and shall apply the laws of the State of Texas, without reference to the principles of conflict of laws. This choice of venue and law is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between Participant and the Company with respect to matters described above in any jurisdiction and application of laws other than that specified in this section. The parties hereby waive any right to assert the doctrine of forum non conveniens or similar doctrine or to object to venue or jurisdiction with respect to any action or proceeding brought in accordance with this section. THE PARTIES IRREVOCABLY CONSENT AND AGREE THAT THE STATE AND/OR FEDERAL COURTS OF HARRIS COUNTY, TEXAS, HAVE PERSONAL JURISDICTION OVER EMPLOYEE AND THE COMPANY AND THAT THE LAWS OF THE STATE OF TEXAS APPLY WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICT OF LAWS FOR PURPOSES OF LITIGATING ANY DISPUTE, CONTROVERSY OR PROCEEDING WITH RESPECT TO THE MATTERS DESCRIBED ABOVE.
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Exhibit B-6